                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                     Santa Barbara Restaurant Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                      [SANTA BARBARA RESTAURANT GROUP LOGO]
                      SANTA BARBARA RESTAURANT GROUP, INC.
                          3839 STATE STREET, SUITE 200
                         SANTA BARBARA, CALIFORNIA 93105


                                                              September 13, 2000

Dear Stockholder:

         You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Santa Barbara Restaurant Group, Inc. The Meeting will be held on October 12, 2000 at 10:00 a.m., Pacific Standard Time, at Fess Parker's Doubletree Resort, Santa Barbara, 633 East Cabrillo Blvd., Santa Barbara, CA 93103.

         The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting. We will also report on the progress of the Company and comment on matters of current interest.

         It is important that your shares be represented at the Meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, even if you plan to attend the Meeting. Returning your proxy card to us will not prevent you from voting in person at the Meeting if you are present and choose to do so.

         If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

         The Company's management team looks forward to greeting you personally at the Meeting.

                                            Sincerely,

                                            /s/ Andrew D. Simons

                                            Andrew D. Simons
                                            Secretary

                      SANTA BARBARA RESTAURANT GROUP, INC.
                          3938 STATE STREET, SUITE 200
                         SANTA BARBARA, CALIFORNIA 93105


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 12, 2000

TO THE STOCKHOLDERS OF SANTA BARBARA RESTAURANT GROUP, INC.:

         The Annual Meeting of Stockholders of Santa Barbara Restaurant Group, Inc. (the "Company") will be held at Fess Parker's Doubletree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California, on October 12, 2000, at 10:00 A.M., for the following purposes as more fully described in the accompanying Proxy Statement:


                  (1) To elect five (5) nominees to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified;


                  (2) To approve and ratify the Company's Employee Stock Purchase Plan, which authorizes the Company to issue up to 1,500,000 shares of common stock of the Company for purchases through payroll deductions by participating employees of the Company;

                  (3) To ratify the appointment of KPMG Peat Marwick, LLP as independent auditors of the Company for the fiscal year ending December 28, 2000; and

                  (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 1999 Annual Report of the Company and a copy of our Form 10-Q for the second quarter of 2000 are also enclosed. Stockholders are encouraged to review the 10-Q in conjunction with their review of the Annual Report. Stockholders of record at the close of business on September 5, 2000 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, at Santa Barbara Restaurant Group, Inc., 3938 State Street, Suite 200, Santa Barbara, CA 93105, for a period of ten days prior to the Meeting date.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on September 5, 2000 will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       Andrew D. Simons
                                       SECRETARY

September 13, 2000

         YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                      SANTA BARBARA RESTAURANT GROUP, INC.
                          3938 STATE STREET, SUITE 200
                         SANTA BARBARA, CALIFORNIA 93105

                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                                  INTRODUCTION

         The enclosed proxy is solicited by the Board of Directors of Santa Barbara Restaurant Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on October 12, 2000 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at Fess Parker's Doubletree Resort, 633 East Cabrillo Blvd., Santa Barbara, California. It is anticipated that such proxy, together with this Proxy Statement, will be first mailed on or about September 13, 2000, to all stockholders entitled to vote at the Meeting. The Company's corporate offices are located at 3938 State Street, Suite 200, Santa Barbara, California 93105 and its telephone number at that address is (805) 563-3644.

                             REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company's Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

                             VOTING AND SOLICITATION

         Each share has one vote on each matter properly submitted for a vote at the Meeting. The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram. Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Meeting. The election inspectors will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum on all matters. The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" will not affect the outcome of the director elections. As to other votes, an abstention will have the same effect as a negative vote and a "broker non-vote" will have no effect on the vote.

                         RECORD DATE AND STOCK OWNERSHIP

         Stockholders of record at the close of business on September 5, 2000, are entitled to notice of and to vote at the Meeting. As of September 5, 2000, 17,320,292 shares of the Company's Common Stock (the "Common Stock"), $.08 par value, were issued and outstanding. On that date, there were 300 stockholders of record.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

         Under the Bylaws, the Company may have up to ten directors. The five
(5) directors set forth below are standing for re-election to hold office until the next annual meeting of stockholders or their successors are duly elected and qualified. C. Thomas Thompson and Dermot Rowland are currently members of the board of Directors but are not running for another term.

         William P. Foley, II
         Andrew F. Puzder
         Charles Rolles
         Burt Sugarman
         Frank Willey

         If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

         Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of the stockholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid and addressed to:
Secretary, Santa Barbara Restaurant Group, Inc., 3938 State Street, Suite 200, Santa Barbara, California 93105, not later than 30 days nor more than 60 days prior to the meeting, provided, however, that in the event that less than 40 days notice or prior public disclosure of the meeting date is given, notice by the stockholders to be timely must be received not later than the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated or intended to be nominated by the Board of Directors; and
(e) the consent of each nominee to serve as a director of the Company, if elected. The Chairman of a stockholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

         The names and certain information concerning the five (5) nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

            NAME                        AGE      POSITION WITH THE COMPANY
            ----                        ---      -------------------------
         William P. Foley, II           55       Chairman and Director
         Andrew F. Puzder               49       Director
         Charles Rolles                 65       Director
         Burt Sugarman                  61       Director
         Frank P. Willey                46       Director

         WILLIAM P. FOLEY, II became Chairman of the Board and a Director of the Company in July 1997. Mr. Foley is also Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc., a company engaged in title insurance and related services. Mr. Foley is also the Chairman of the Board of CKE Restaurants, Inc., a company engaged in the quick service restaurant business. He is also Chairman of the Board of Checkers Drive-In Restaurants, Inc. and a member of the Boards of Directors of American National Financial, Inc., Micro General Corporation, Fresh Foods, Inc., and Miravant Medical Technologies, Inc.

         ANDREW F. PUZDER became a Director of the Company in July 1997 and served as Chief Executive Officer and President from July 1997 to June 2000. Mr. Puzder has been Chief Executive Officer and President of Hardee's Food Systems, Inc. since June 2000. He also served as Executive Vice President and General Counsel of CKE Restaurants, Inc. from February 1997 to June 2000. From March 1994 to December 1994, he was a partner with the law firm of Stradling, Yocca, Carlson & Rauth. Prior to that, he was a partner with the law firm of Lewis, D'Amato, Brisbois & Bisgard, from September 1991 through March 1994, and he was a partner with the Stolar Partnership from February 1984 through September 1991. Mr. Puzder also served as Executive Vice President and other capacities for Fidelity National Financial, Inc. from January 1995 to April 1997. Mr. Puzder is also a director of Fresh Foods, Inc., Checkers Drive-In Restaurants and Aspeon, Inc.

         CHARLES ROLLES became a Director of the Company in 1999. Mr. Rolles has been engaged in the business of real estate development for the past 30 years. In addition, Mr. Rolles was the founder of the 50 unit Chuck's Steakhouse chain. Mr. Rolles also served as a director of Liberty Bank from 1978 to 1990.

         DERMOT F. ROWLAND became a Director of the Company in 1998. Mr. Rowland was the founder of Timber Lodge Steakhouse, Inc. (acquired by the Company on September 1, 1998) and has served as Chairman of the Board, Chief Executive Officer, Secretary and as a Director of Timber Lodge since 1989. Prior to establishing Timber Lodge, Mr. Rowland was involved in the formation and management of Homestyle Buffet, Inc., which subsequently changed its name to Staceys Buffet Inc. ("Staceys"). Staceys, based in Largo, Florida, develops and operates buffet restaurants. He co-founded Staceys in 1986 and served as its President and Chief Executive Officer from 1986 to 1987. In 1987, he became its Chairman of the Board and continued as a consultant and Director until 1991.

         BURT SUGARMAN became a Director of the Company in 1999. Mr. Sugarman has been the Chairman of the Board, President and Chief Executive Officer of GIANT GROUP, Ltd. for the past five years and served as the Chief Executive Officer of Rally's Hamburgers, Inc. from 1990 and as the Chairman of the Board of Directors of Rally's from 1991, resigning from these offices in February 1994. Mr. Sugarman resumed the position of Chairman of the Board of Directors of Rally's Hamburgers, Inc. in November 1994 and resigned such office in October 1997. Mr. Sugarman is a Director of GIANT Group, Ltd. and Checkers Drive-In Restaurants, Inc.

         C. THOMAS THOMPSON became a Director of the Company in 1998. Mr. Thompson is also the Chief Executive Officer, President and Chief Operating Officer of CKE Restaurants, Inc. Mr. Thompson has been a Carl's Jr. franchisee since 1984, and currently operates 17 Carl's Jr. restaurants in the San Francisco Bay Area. Mr. Thompson also serves as a member of the Board of Directors of Checkers Drive-In Restaurants, Inc. Mr. Thompson has more than 20 years of experience in the restaurant industry.

         FRANK P. WILLEY became a Director of the Company in July 1997. He is also the Vice Chairman of Fidelity National Financial, Inc. and has been a director since February 1984. He was the President of Fidelity National Financial, Inc. from January 1995 through March 2000, General Counsel of Fidelity National Financial, Inc. from 1984 to January 1995. Mr. Willey also serves on the Boards of Directors of CKE Restaurants, Inc., Southern Pacific Funding Corporation, and Ugly Duckling Holdings, Inc.

OTHER EXECUTIVE OFFICERS

         THEODORE ABAJIAN, 36, was appointed Executive Vice President, Chief Financial Officer in May 1998. In addition, since January 1, 2000 Mr. Abajian holds the position of Senior Vice President and Chief Financial Officer for Checkers Drive-In Restaurants, Inc. Prior to joining Santa Barbara Restaurant Group, Inc. Mr. Abajian served as the Chief Financial Officer of Star Buffet, Inc, since its formation in July 1997. Mr. Abajian also served as a director of Stacey's Buffet, Inc. from October 31, 1997, to February 4, 1998. Mr. Abajian has been the Vice President and Controller of Summit Family Restaurants Inc. since 1994. From 1983 to 1994, he held several positions with Family Restaurants, Inc., including Director of Financial Analysis, Planning and Reporting for the family restaurant division, which included approximately 350 Carrows and Coco's restaurants.

         PETER BEDZYK, 49, has served as Executive Vice President of Operations of the Company's subsidiary Timber Lodge Steakhouse, Inc. since September 1, 1998, the date Timber Lodge was acquired by Santa Barbara Restaurant Group. Prior to the merger, Mr. Bedzyk was President and Chief Operating Officer of Timber Lodge from February 1997 and a director since May 1996. From June 1995 to February 1997 he served as Executive Vice President of Operations and from 1991 to June 1995 Mr. Bedzyk was operations manager for Timber Lodge.

         KEVIN OSBORN, 44, was appointed President and Chief Executive Officer of both the Company's La Salsa and Green Burrito subsidiaries in July 1999. From August 1982 to July 1999, Mr. Osborn was employed by Taco Bueno in Carollton, Texas, spending 11 years as Regional Vice President of Operations.

         ANNETTE DELLA FLORA, 38, was appointed Senior Vice President of Marketing of the Company in September 1999. In addition, Ms. Della Flora holds the position of Senior Vice President of Marketing of Checkers Drive-In Restaurants, Inc. From December 1998 to September 1999, she was Vice President of Marketing for Del Taco, Inc. in Laguna Hills, California. Ms. Della Flora worked for HomeBase/Home Improvement Warehouse in Anaheim, California from June 1994 to November 1998 in various marketing and advertising positions.

         ANDREW D. SIMONS, 39, was appointed Senior Vice President, General Counsel and Secretary of the Company in July 1999. In addition, Mr. Simons holds the position of Senior Vice President, General Counsel and Secretary of Checkers Drive-In Restaurants, Inc. From April 1996 to June 1999 Mr. Simons served as Vice President, General Counsel and Secretary of Circon Corporation. From July 1992 through April 1996 Mr. Simons worked for Tokos Medical Corporation in various capacities including Vice President, General Counsel and Secretary. Prior to 1992, Mr. Simons was an associate at the law firm of Gibson, Dunn & Crutcher.

         LYNN WHITEFORD, 48, has been Executive Vice President and Chief Operating Officer of the Company's subsidiary JB's Family Restaurants, Inc. since April 1996. In addition, Mr. Whiteford assumed the role of Chief Operating Officer for Timber Lodge Steakhouse upon the formation of Santa Barbara Restaurant Group in September 1998. Additionally, Mr. Whiteford is Senior Vice President of Santa Barbara Restaurant Group. Mr. Whiteford was Vice President of Operations and Senior Vice President of Operations for Summit Family Restaurants (the predecessor of JB's) since August 1994. Prior to joining Summit, he was Director of Operations for the Ruby Restaurant Group from February 1992 until September 1994, and held various operations positions with Family Restaurants, Inc. and its predecessors (Restaurant Enterprises Group, Grace Restaurant Company and Far West Services) from July 1977 through February 1992. He was a Regional Vice President from September 1987 through February 1992.

BOARD MEETINGS AND ATTENDANCE

         During fiscal 1999, the Board of Directors of the Company held four meetings and acted by unanimous written consent twice. Mr. Foley missed one meeting and Mr. Sugarman missed two meetings during 1999. All committee meetings were fully attended. There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is presently comprised of three directors selected by the Board of Directors of the Company. The members of the Audit Committee are Frank Willey (Chairman), Burt Sugarman and Charles Rolles. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company's independent accountants and to otherwise communicate and act upon matters relating to the review and audit of the Company's books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit Committee makes recommendations to the Board of Directors with respect to the selection of the Company's independent accountants. During fiscal 1999, the Audit Committee held one meeting.

         The Compensation Committee is presently comprised of two directors selected by the Board of Directors of the Company. The members of the Compensation Committee are Frank P. Willey (Chairman) and C. Thomas Thompson. The Compensation Committee considers the salary, bonus, and incentive benefits for officers and directors and administers the Company's stock option plan. During fiscal 1999, the Compensation Committee held two meetings.

         The Board of Directors does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company's Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth compensation received for the fiscal year ended December 30, 1999 by the Company's Chief Executive Officer and its named executive officers (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                               ------------
                                       ANNUAL COMPENSATION                      SECURITIES
    NAME AND PRINCIPAL                 -------------------                       UNDERLYING         ALL OTHER
       POSITION(S)           YEAR    SALARY($)     BONUS(1)($)    OTHER($)      OPTIONS (#)     COMPENSATION($)(2)
       -----------           ----    ---------     -----------    --------      -----------     ------------------
Andrew F. Puzder (3)          1999       25,000             0            0         150,000               0
   Chief Executive            1998            0             0            0         210,000               0
   Officer
                              1997            0             0            0         100,000               0

Theodore Abajian (4)          1999      125,000        40,000        9,000          10,000             515
   Chief Financial            1998       83,333        34,000        6,000          50,000             410
   Officer

Lynn Whiteford (5)            1999      117,500        40,000        7,800          25,000             510
                              1998       39,167        20,333        2,600          40,000             150

Peter K. Bedzyk (5)           1999      115,000        52,806        6,000          15,000             490
                              1998       38,333         6,500        2,000          40,000             150

Kevin Osborn (6)              1999       91,667        20,000        2,732         100,000               0


(1) Bonus amounts were earned during fiscal 1999 and were paid shortly thereafter.

(2) All other compensation includes amounts paid on behalf of the executive for term life insurance.

(3) Mr. Puzder became a Director in July 1997 and Chief Executive Officer in August 1997.

(4) Mr. Abajian began his employment with the Company on May 1, 1998.

(5) Mr. Whiteford & Mr. Bedzyk began their employment with the Company on September 1, 1998.

(6) Mr. Osborn began his employment with the Company on July 12, 2000.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                            % OF TOTAL                                              VALUE AT
                             NUMBER OF        OPTIONS                                       ASSUMED ANNUAL RATES OF
                              SHARES        GRANTED TO                                     STOCK PRICE APPRECIATION
                            UNDERLYING       EMPLOYEES       EXERCISE                         FOR OPTION TERM (1)
                              OPTIONS        IN FISCAL       PRICE PER     EXPIRATION    ----------------------------
                              GRANTED          YEAR            SHARE          DATE              5%              10%
                         ---------------  --------------   ------------  -------------- -----------------  -----------
Andrew F. Puzder              150,000           17.0          $ 2.94         5/13/2009     $   277,153     $   702,362
Theodore Abajian               10,000            1.1          $ 2.94         5/13/2009     $    18,477     $    46,824
Lynn Whiteford                 25,000            2.8          $ 2.94         5/13/2009     $    46,192     $   117,060
Peter Bedzyk                   15,000            1.2          $ 2.94         5/13/2009     $    27,715     $    70,236
Kevin Osborn                  100,000           11.4          $ 2.44         7/12/2009     $   153,325     $   388,554

(1) In accordance with the rules and regulations of the Securities and Exchange Commission, such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices, and no assurance can be given that the rates of annual compound stock appreciation assumed will be achieved.


               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                            SHARES                       OPTIONS AT DECEMBER 30, 1999          IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON      VALUE                                                 DECEMBER 30, 1999 (1)
                          EXERCISE(#)   REALIZED($)      EXERCISABLE      UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                          -----------   -----------      -----------      -------------     -----------     -------------
Andrew F. Puzder               0               0             460,000              0              $  0             $  0
Theodore Abajian               0               0              60,000              0                 0                0
Lynn Whiteford                 0               0              65,000              0                 0                0
Peter Bedzyk                   0               0             112,259              0                 0                0
Kevin Osborn                   0               0              33,334         66,666                 0                0

(1) Market value of underlying securities at year-end minus the exercise price of "in-the-money" options. The closing sale price for the Company's Common Stock as of December 30, 1999 on the Nasdaq National Market was $1.64.

DIRECTOR'S FEES

         During fiscal 1999, the Company's non-employee directors received cash compensation in the amount of $1,000 for their attendance in person at Board meetings and $500 for their participation at a Board meeting telephonically. Members of the Board of Directors receive nonstatutory stock options from time to time in recognition of their service as members of the Board of Directors. In May 1999, the Board awarded Mr. Foley nonstatutory stock options to purchase 300,000 shares of the Company's stock for his service as Chairman of the Board.

EMPLOYMENT CONTRACTS

         The Company has not entered into any employment agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL

         The company believes that the transactions hereunder were the result of arm's-length negotiations, and the terms of each such transaction was no less favorable to the Company as would have been available from an unaffiliated third party. The transactions discussed below were negotiated either (i) before the parties became affiliates; (ii) after the parties ceased to be affiliates; or
(iii) with a majority of the disinterested members of the Company's Board of Directors. Furthermore, it is the policy of the Company that a majority of the disinterested members of the Company's Board of Directors must approve related-party transactions.

CKE RESTAURANTS, INC.

         The Company and CKE share certain officers and directors. The Company is a party to an agreement with CKE pursuant to which CKE provides the Company with certain general and administrative support. In 1999, the Company incurred $500,000 for such services.

         As of December 30, 1999, there were 210 Carl's Jr./Green Burrito restaurants in operation in California, Arizona, Oregon, Nevada, Oklahoma, Kansas and Mexico. For the fiscal year ended December 30, 1999, the Company recognized franchise revenues generated from CKE dual-concept franchise stores of approximately $837,000 and had receivable balances of $123,000 related to royalty and franchise fee payments due from CKE.

FIDELITY NATIONAL FINANCIAL, INC.

         The Company and Fidelity share certain officers and directors. In conjunction with the La Salsa acquisition on July 15, 1999, 500,000 of SBRG warrants held by Fidelity were cancelled and reissued by the Company to the selling shareholders of La Salsa Holding, Inc. Fidelity presently owns approximately 4.7 million shares or 27.3% of the Company's common stock and holds warrants to acquire an additional 1,970,000 shares of the Company's common stock.

CHECKERS DRIVE-IN RESTAURANTS, INC.

         The Company and Checkers share certain officers and directors. During 1999, the Company received $104,408 from Checkers for salary payments made by the Company to certain officers on behalf of Checkers. The Company presently owns 48,002 shares or less than one percent of Checkers common stock.

GRANITE FINANCIAL, INC.

         On October 1, 1999 the Company entered into an equipment lease financing transaction with Granite Financial, Inc., a wholly owned subsidiary of Fidelity National Financial, Inc. for certain point of sale equipment for JB's Family Restaurants, Inc., costing $1.3 million. Under the agreement between the parties, the Company makes monthly payments of $41,000.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Rules adopted by the Securities and Exchange Commission ("SEC") under
Section 16(a) of the Exchange Act require the Company's officers and directors, and persons who own more than 10% of the issued and outstanding shares of the Company's common stock, to file reports of their ownership, and changes in ownership, of such securities with the SEC on SEC Forms 3, 4 or 5, as appropriate. Officers, directors and greater-than-ten-percent stockholders are required by the SEC's regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during its most recent fiscal year end, and any written representations provided to it, the Company is advised that all filings were timely and correctly made.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         Set forth below is certain information as of the Record Date regarding the beneficial ownership of the Company's Common Stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors and nominees, (iii) each of the Named Executive Officers identified in the Summary Compensation Table, and (iv) all current directors and executive officers as a group.

                    NAME AND ADDRESS OF                      NUMBER OF SHARES           PERCENTAGE OF SHARES
                 BENEFICIAL OWNER(1)(2)(3)                BENEFICIALLY OWNED(1)             OUTSTANDING(4)
       Fidelity National Financial, Inc.(5)                      6,696,859                       34.7%
         17911 Von Karman Avenue, Suite 300
         Irvine, CA  92614
       William P. Foley, II (6)                                  2,676,700                       14.6%
       CKE Restaurants, Inc.                                     1,656,453                        9.6%
       Andrew F. Puzder (7)                                        614,000                        3.4%
       Dermot Rowland (8)                                          593,805                        3.4%
       Burt Sugarman (9)                                            55,000                          *
       Kevin Osborn (11)                                            33,334                          *
       Lynn Whiteford (12)                                          68,000                          *
       Peter Bedzyk (13)                                           115,599                          *
       Theodore Abajian (14)                                        60,000                          *
       C. Thomas Thompson (15)                                      66,000                          *
       Frank P. Willey (16)                                        125,000                          *
       Charles Rolles (17)                                          55,000                          *
       Andrew D. Simons (18)                                        10,000                          *
       All officers and directors as a
       group (15 persons)(19)                                    4,472,438                       22.8%

 *    Represents less than 1% of the outstanding common stock of the Company.

(1) Unless otherwise noted, the Company believes that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of Company common stock owned by them.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from September 5, 2000 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from September 5, 2000 have been exercised.

(3) Unless otherwise indicated, the address of each stockholder listed is 3938 State Street Street, Suite 200, Santa Barbara, California 93105.

(4) Percentage calculation assumes owners derivative securities exercisable within 60 days have been exercised.

(5) Includes 1,970,000 shares issuable upon the exercise of presently exercisable warrants.

(6) Excludes the 6,696,859 shares held by Fidelity National Financial, Inc., of which Mr. Foley is Chairman of the Board and Chief Executive Officer, and 1,656,453 shares held by CKE Restaurants, Inc., of which Mr. Foley is the Chairman of the Board. Includes 1,010,000 shares issuable upon the exercise of presently exercisable nonstatutory stock options

(7) Includes 610,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(8) Includes 136,116 shares issuable upon the exercise of stock options exercisable within 60 days.

(9) Includes 55,000 shares issuable upon the exercise of presently exercisable nonstatutory stock options.

(10) Includes 47,500 shares issuable upon the exercise of stock options exercisable within 60 days.

(11) Includes 33,334 shares issuable upon the exercise of stock options exercisable within 60 days.

(12) Includes 65,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(13) Includes 112,259 shares issuable upon the exercise of stock options exercisable within 60 days.

(14) Includes 60,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(15) Includes 65,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(16) Includes 125,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(17) Includes 55,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(18) Includes 10,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(19) Includes an aggregate of 2,336,709 shares issuable upon the exercise of stock options exercisable within 60 days held by officers and directors of the Company.

REPORT OF THE COMPENSATION COMMITTEE

         The following report is submitted by the Compensation Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended December 30, 1999.

COMPENSATION POLICIES AND OBJECTIVES

         The Company's executive compensation policy is designed to attract and retain exceptional executives by offering compensation for superior performance that is competitive with other well-managed organizations in the industry. The Compensation Committee measures executive performance on an individual and corporate basis.

      - COMPENSATION POLICIES TOWARDS EXECUTIVE OFFICERS. The Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and long-term strategic management goals, with the ultimate objective of enhancing stockholder value. The Company's compensation program for executive officers consists primarily of base salary, bonus and long term incentives in the form of stock options. Base salaries for Executive Officers are established relative to the Company's financial performance and comparable positions in similarly sized companies. The Committee may rely on reports prepared by the Company or on the knowledge and experience of its members to determine competitive pay levels. The bonus program is designed to reward individual performance based on the Company's financial results as well as achievement of personal and corporate objectives that contribute to the long-term success of the Company in building stockholder value. With respect to equity-based compensation, the Committee believes that an integral part of the Company's compensation program is the ownership and retention of the Company's Common Stock by its Executive Officers. By providing Executive Officers with a meaningful stake in the Company, the value of which is dependent on the Company's long-term success, a commonality of interests between the Company's Executive Officers and its stockholders is fostered.

      - STOCK OPTIONS. Stock option grants motivate Executive Officers to manage the business to improve long-term Company performance and align the interests of Executive Officers with stockholder value. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of the Company's shares of Common

            Stock appreciates, thereby aligning a substantial part of the Executive Officer's compensation package with the return realized by the stockholders. Options generally vest in equal installments over a period of time, contingent upon the Executive Officer's continued employment with the Company. Accordingly, an option will provide a return to the Executive Officer only if the Executive Officer remains employed by the Company and the market price of the underlying shares appreciates over the option term. The size of an option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual's current position with the Company, internal comparability with option grants made to other Company executives and the individual's potential for future responsibility and promotion over the option term.

FISCAL YEAR 1999 COMPENSATION

         Andrew F. Puzder served as the Chief Executive Officer of the Company until June 2000, at which time he resigned. In January 1999, applying the principles identified above, the Committee granted Mr. Puzder options to purchase 150,000 shares of the Company's stock. In addition, the Company paid Mr. Puzder $25,000 as compensation for his services through his date of resignation.

CORPORATE DEDUCTION FOR COMPENSATION

         The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed the $1 million limit per officer. The Company's 1998 Stock Option Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                                       THE COMPENSATION COMMITTEE OF THE
                                       BOARD OF DIRECTORS


                                       Frank Willey
                                       C. Thomas Thompson


         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOREGOING REPORT AND THE PERFORMANCE GRAPH ON PAGE 11 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1999, the members of the Compensation Committee of the Company's Board of Directors were Messrs. Willey and Thompson. None of the Compensation Committee members were officers, former officers or employees of the Company during fiscal 1999.

                             STOCK PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return on the S&P 500 Index and against the cumulative total return of a peer group index, the Restaurants 500 Index for the five-year period ending December 31, 1999. The peer group comparison has been weighted based on the Company's stock market capitalization. The graph assumes an initial investment of $100.00 on January 1, 1995, with dividends reinvested over the periods indicated.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                   AMONG SANTA BARBARA RESTAURANT GROUP, INC.,
                                THE S&P 500 INDEX
                            AND RESTAURANTS 500 INDEX



                               [PERFORMANCE GRAPH]













                                         DEC 94      DEC 95     DEC 96     DEC 97    DEC 98     DEC 99
                                        ---------   -------    -------    -------   -------    -------
Santa Barbara Restaurant Group           100.00      125.81      95.16     140.32     49.19      20.15
S&P 500 Index                            100.00      137.58     169.17     225.60    290.08     351.12
Restaurants 500                          100.00      149.98     148.18     159.11    249.35     253.66

                                  PROPOSAL TWO

                  APPROVAL OF 1999 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

         The Company's board has proposed that the Company's stockholders approve a new stock purchase plan (the "Stock Purchase Plan"). The Stock Purchase Plan will offer eligible employees the opportunity to purchase common shares of the Company through regular payroll deductions. The purpose of the Stock Purchase Plan is to encourage and facilitate the acquisition of an ownership interest in the Company by its employees. The Company believes that employees who decide to participate in the Company's Stock Purchase Plan have a close identification with, and greater motivation to work for, the Company's success because of their ability as stockholders to participate in the growth and earnings of their employer.

TERMS OF THE EMPLOYEE STOCK PURCHASE PLAN

The following is a summary of the principal features of the Company's Stock Purchase Plan.

         GENERAL. The Stock Purchase Plan provides for voluntary contributions by eligible employees of the Company through payroll deductions. The contributions will be matched by the Company to the extent described below under the section entitled "Matching Contributions." The contributions of participating employees, together with any matching contributions, are sent to the broker under the Stock Purchase Plan and the broker opens individual accounts for the participants. The broker will purchase shares of the Company's common stock at prevailing market rates.

         ADMINISTRATION. The Stock Purchase Plan will be administered by the Company's Board of Directors or a committee appointed by the board. An aggregate of 1,500,000 shares of common stock shall be subject to the Plan. All questions about the Stock Purchase Plan are determined by the administrators. Administrators who are eligible employees are permitted to participate in the Stock Purchase Plan. Administrators receive no additional compensation for their services in connection with the administration of the Stock Purchase Plan.

         ELIGIBILITY. Participation in the Stock Purchase Plan is completely voluntary. Any person who has reached the age of majority and who is currently employed by the Company may begin participating in the Stock Purchase Plan on the first day of the month following the date of hire.

         OFFERING DATEs. Shares are offered pursuant to the Stock Purchase Plan in periods coinciding with the Company' fiscal quarters.

         MATCHING CONTRIBUTION. Upon the one year anniversary date of the end of an offering period, the Company will make a matching contribution equal to one-third of a participant's contribution less any withholding taxes for those participants that are neither officers nor directors. On that date, the Company will make a matching contribution equal to one-half of the participant's contributions less any withholding taxes for participants that are either officers or directors.

         PURCHASE PRICE. The purchase price per share is either: the reported closing price of the common stock on the NASDAQ National Market System or other established stock exchange on the purchase date, or if no sale shall have been made on such date, on the preceding date on which there was a sale; or, if the common stock is not then listed on an exchange, the average of the closing bid and asked prices per share for the common stock on the over-the-counter market as quoted on the NASDAQ National Market System, an amount determined in good faith by the administrators of the plans.

         PURCHASE OF STOCK AND DELIVERY OF SHARES. The administrator shall designate a brokerage firm to act as broker under the Stock Purchase Plan to open and maintain an account in the name of each participant and to purchase shares of common stock on behalf of the participant. From time to time, the broker as agent for the participants, shall purchase as many full shares or fractional shares of common stock as the participant's contributions will permit. The shares to be purchased shall be purchased at the then current fair market value on the open market. The amount of common stock purchased by the broker shall be allocated to the respective brokerage account of each participant on the basis of the average cost of the common stock so purchased, in proportion to the amount allocable to each participant. Unless otherwise requested by the participant, all full shares and fractional shares so purchased shall be registered in the name of the broker and will remain so registered until delivery is requested by the participant in accordance with the Stock Purchase Plan.

         NONASSIGNABILITY. Payroll deductions credited to a participant's account and rights of a participant under the Stock Purchase Plan may not be pledged, assigned or transferred for any reason except by will or the laws of descent and distribution. Any attempt at such pledge, assignment or transfer may be treated by the Company as an election to withdraw from the Stock Purchase Plan.

         AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN. The Company may at any time terminate, suspend or amend the Stock Purchase Plan. If the Stock Purchase Plan is terminated, participants shall be entitled to receive the funds in the account but shall not be entitled to any matching contribution.

         TAX CONSEQUENCES. The Company's Stock Purchase Plan is not intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. To the extent a participant receives shares of the common stock for a price less than its fair market value, the participant will recognize income equal to such difference. The Stock Purchase Plan will provide for the purchase of shares to be made at fair market value. As such, there should be no income to the participant upon the purchase of shares of the common stock. Participants will receive long-term capital gain or loss treatment on the disposition of shares acquired under the Stock Purchase

Plan if the shares have been held for more than one year and short-term capital gain or loss treatment if the shares have been held for one year or less.

         The Company will be required to withhold federal income tax with respect to its matching contributions. Such amount will be withheld from the matching contributions and the remaining amount will be used for the purchase of shares.

VOTE REQUIRED FOR APPROVAL AND RECOMMENDATION OF THE BOARD

         Approval of this Proposal Two to adopt the Stock Purchase Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented by proxy and entitled to vote at the Annual Meeting (voting together as a single class). Proxies solicited by management for which no specific direction is included will be voted "FOR" the adoption of the Stock Purchase Plan. THE BOARD DEEMS PROPOSAL TWO TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADOPTION OF THE STOCK PURCHASE PLAN.


                                 PROPOSAL THREE

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has selected KPMG Peat Marwick LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 28, 2000, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

         KPMG Peat Marwick LLP has audited the Company's financial statements annually since 1998. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                  DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         The Company must receive stockholder proposals that are intended to be presented by such stockholders at the annual meeting of stockholders of the Company to be held during calendar 2001 no later than May 16, 2001 in order to be included in the proxy statement and form of proxy relating to such meeting. Pursuant to rules under the Exchange Act, the Company intends to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have the Company include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2001, except in circumstances where (a) the Company receives notice of the proposed matter no later than July 30, 2001 and (b) the proponent complies with the other requirements set forth in the Exchange Act.

                                  OTHER MATTERS

         Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       Andrew D. Simons
                                       SECRETARY

September 13, 2000

The Annual Report to Stockholders of the Company for the fiscal year ended December 30, 1999 as well as the Form 10-Q for the period ending July 13, 2000 are being mailed concurrently with this Proxy Statement to all stockholders of record as of September 5, 2000. The Annual Report and Form 10-Q are not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

THE COMPANY FILES ANNUAL REPORTS ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 1999 (EXCEPT FOR CERTAIN EXHIBITS THERETO), MAY BE OBTAINED, FREE OF CHARGE, UPON WRITTEN REQUEST BY ANY STOCKHOLDER TO SANTA BARBARA RESTAURANT GROUP, INC., 3938 STATE STREET, SUITE 200, SANTA BARBARA, CALIFORNIA 93105,
ATTENTION: INVESTOR RELATIONS. COPIES OF ALL EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K ARE AVAILABLE UPON A SIMILAR REQUEST, SUBJECT TO PAYMENT OF A $.15 PER PAGE CHARGE TO REIMBURSE THE COMPANY FOR ITS EXPENSES IN SUPPLYING ANY EXHIBIT.

PROXY

                      SANTA BARBARA RESTAURANT GROUP, INC.
               ANNUAL MEETING OF STOCKHOLDERS - OCTOBER 12, 2000

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints William P. Foley, II and Andrew D. Simons, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of SANTA BARBARA RESTAURANT GROUP, INC. of record in the name of the undersigned at the close of business on September 5, 2000 which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth below and described in the Notice of Annual Meeting and Proxy Statement dated September 13, 2000, receipt of which is acknowledged.

1.  ELECTION OF DIRECTORS.

    / /  FOR all nominees listed below (except as marked to the contrary below)

    / /  WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

    William P. Foley, II      Charles Rolles
    Andrew F. Puzder          Burt Sugarman
    Frank Willey

2. APPROVAL AND RATIFICATION OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN WHICH AUTHORIZES ISSUANCE OF UP TO 1,500,000 SHARES OF COMMON STOCK FOR PURCHASE BY EMPLOYEES.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. APPROVAL OF SELECTION OF KPMG PEAT MARWICK, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may lawfully come before the meeting, hereby revoking any Proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). UNLESS OTHERWISE INSTRUCTED ABOVE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING FOR ELECTION OF THE NOMINEES FOR DIRECTOR AS SELECTED BY THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS (2) AND (3).

    It is understood that this Proxy confers discretionary authority in respect of matters not known or determined at the time of the mailing of the Notice of Annual Meeting of Stockholders to the undersigned.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

                                             Dated and Signed: ___________, 2000

                                             -----------------------------------

                                             -----------------------------------
                                               Signature(s) of Stockholder(s)

                                             Signature(s) should agree with the
                                             name(s) stenciled hereon.
                                             Executors, administrators,
                                             trustees, guardians and attorneys
                                             should so indicate when signing.
                                             Attorneys should submit powers of
                                             attorney.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE- PAID ENVELOPE.